UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 3, 2007

THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of Principal Executive Offices) (Zip Code)

(508) 390-1000

Registrant’s Telephone Number (Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(e)     On December 3, 2007, the Executive Compensation Committee of the Board of Directors of The TJX Companies, Inc. (TJX) amended TJX’s Executive Savings Plan (ESP), effective January 1, 2008, in which key employees of TJX participate. Amendments to the ESP permit the deferral of up to 20% of base salary and up to 100% of any bonuses pursuant to any annual or long-term incentive plans. For employees at the level of executive vice president and above who are not eligible for primary Supplemental Employee Retirement Plan benefits, TJX will match 25% of the first 10% of their deferred base salaries, if they are younger than age 50 (or age 50 or older, if the 15 year maximum described below has been achieved), and 50% for executive vice presidents or 75% for division presidents, senior executive vice presidents and above of the first 10% of their deferred base salaries if they are age 50 or older (for up to 15 years), in each case if the corporate Management Incentive Plan performance target is met. The amount of such match on the first 10% of their deferred base salaries will increase up to 40% for such employees who are younger than age 50, and up to 70% for executive vice presidents or 100% for division presidents, senior executive vice presidents and above who are age 50 or older (for up to 15 years), in each case if, and depending on the extent to which, such performance target is exceeded. With respect to amounts deferred under the ESP, participants may elect a distribution date earlier than retirement, but at least two years from the date of deferral. Any matching contributions by TJX will be payable only at retirement. Jeffrey G. Naylor, Senior Executive Vice President, Chief Administrative and Business Development Officer, and Nirmal K. Tripathy, Executive Vice President, Chief Financial Officer, are eligible for an ESP match.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Nirmal K. Tripathy
Nirmal K. Tripathy,
Chief Financial Officer

Dated: December 7, 2007